EXHIBIT 99.1

For Immediate Release

ETC Announces the Appointment of Michael D. Malone, Vice Admiral, U.S. Navy, Retired to its Board of Directors

SOUTHAMPTON, PA, USA, October 22, 2012 – Environmental Tectonics Corporation (OTCQB: ETCC) (“ETC” or the “Company”) today announced the appointment of Michael D. Malone to its Board of Directors.  Mr. Malone brings the total of ETC Board members to eight.

Since July, 2011, Admiral Malone has served on the Board of Directors of Intellicheck Mobilisa, Inc., a manufacturer of identification technology used by the military and governments.  From November 2004 to February 2011, Admiral Malone was President of Skarven Enterprises, a designer and developer of analytic approaches and technology applications specializing in real time/streaming data fusion and analysis for a variety of applications in government, financial services, auditing and industry competitive intelligence.  Since leaving the military, Admiral Malone has also served as a technical advisor and consultant to Pequot Capital, a venture capital firm (in 2006 and 2007) and to the Company (June 2007 to present).

William F. Mitchell, ETC’s Chairman and President, stated, “I am very pleased that Michael has agreed to join our Board of Directors.  The Admiral’s experience as a leader in industry and the U.S. military, working with government contracts, and his technical knowledge within the sectors in which the Company does business, will be an asset to ETC.”

About ETC:

ETC designs, manufactures and sells software driven products and services used to recreate and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate and measure environmental conditions. These products include aircrew training systems (aeromedical, tactical combat and general), disaster management systems, sterilizers (steam and gas), environmental testing products and hyperbaric chambers and other products and services that involve similar manufacturing techniques and engineering technologies. ETC’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. ETC is headquartered in Southampton, PA. For more information about ETC, visit http://www.etcusa.com.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s most-recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission.  We caution you not to place undue reliance on these forward-looking statements.

CONTACT: Bob Laurent, CFO	Tel: 215-355-9100 (Ext. 1550)	Email: rlaurent@etcusa.com

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